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                                                                    Exhibit 99.8

                        Rider to Deed of Trust given by
              ADAM A. ANDERSEN AND JANE A. ANDERSEN, as Trustors,
                to EQUITY TITLE INSURANCE COMPANY, as Trustee,
                              for the benefit of
            EMACHINES, INC., a Delaware corporation, as Beneficiary
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     The following provisions are hereby agreed to and made a part of the Deed of Trust with Assignment of Rents by Adam A. Andersen and Jane A. Andersen, as Trustors, in favor of Equity Title Insurance Company, as Trustee, for the benefit of eMachines, Inc., a Delaware corporation, as Beneficiary (the "Deed of Trust") as if fully set forth therein. Capitalized terms used herein shall have the same meanings ascribed to them in the Deed of Trust.

     1.  Notices. Any notice, demand or request required or permitted to be
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given by either Beneficiary or Trustors pursuant to the terms of the Deed of
Trust shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. Mail, Certified, First Class with postage prepaid, and addressed to the parties as follows (or to such other address as the recipient may from time to time designate in the manner prescribed herein):

               If to Beneficiary, at:  eMachines, Inc.
                                       14350 Myford Road, Bldg. 100
                                       Irvine, California 92606
                                       Attn: Business & Legal Affairs

               and if to Trustors, at  430 El Camino del Mar
                                       Laguna Beach, California 92651

The address for notices may be modified by delivery of written notice to the other party and recordation of a supplement by the party requesting the change in accordance with this Section.

     2.  Promissory Note. The occurrence of any "Maturity Event" as defined in
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that certain promissory note in the amount of Three Hundred Thousand Dollars
($300,000) secured hereby shall automatically constitute an immediate, material default under this Deed of Trust (after the occurrence of any notice and the lapse of any cure period specified in the Note) and shall entitle Beneficiary to exercise any and all rights and remedies under this Deed of Trust without first having given Trustors any further notice of, or opportunity to cure, such default.

     3.  Acceleration. If any Trustor(s) shall sell, convey, encumber, grant any
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lien upon, or otherwise alienate the Property herein encumbered, or any part thereof, or any interest therein, or shall be divested of his or her respective title or any interest therein in any manner or way, whether voluntarily or involuntarily, without the written consent of the Beneficiary being first had and obtained, Beneficiary shall have the right, at its option, except as prohibited by law, to declare any indebtedness or obligations secured hereby (including, without limitation, the Note), irrespective of the maturity date specified therein, immediately due and payable.
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         IN WITNESS WHEREOF the undersigned has entered into this Rider intending that it amend and supplement the Deed of Trust to which it is attached as set forth above.





                                                     /s/ Adam A. Andersen
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                                                     Adam A. Andersen

                                                     /s/ Jane A. Andersen
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                                                     Jane A. Andersen

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